UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 1, 2019

Liberty Global plc
(Exact Name of Registrant as Specified in Charter)

England and Wales	001-35961	98-1112770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

Griffin House, 161 Hammersmith Rd, London, United Kingdom
W6 8BS
(Address of Principal Executive Office)

+44.208.483.6449 or 303.220.6600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers
Liberty Global plc’s compensation arrangements with its management consist of cash compensation by salary, an annual bonus plan and multiyear long term equity incentive plans. Consistent with past practice, as part of its equity incentive plans, on April 1, 2019, the Company issued performance share units ("PSUs") for the two year performance period covering fiscal years 2019 and 2020 and share appreciation rights ("SARs") to management as part of its regular multiyear long term incentive plan approved by the Company’s Compensation Committee (the “Committee”). The Company’s long term incentive plans serve the goals of incentivizing management to achieve share price growth aligned with the Company’s shareholders and promoting employee retention. References to “we”, “our”, “our company”, the “Company” and “us” refers to Liberty Global plc.

On April 1, 2019, the Committee established the plan, setting the two year period performance measures and the target equity values for our executive officers, including our Chief Executive Officer and the other executive officers, who we expect to be among our five most highly compensated executive officers for fiscal 2019 (the “2019 NEOs”) and granting the relevant PSUs and SARs. Those officers are Michael Fries, Chief Executive Officer & President; Charles Bracken, Chief Financial Officer; Bryan Hall, General Counsel and Enrique Rodriguez, Chief Technology Officer. Equity awards are determined based upon each employee’s annual target equity value, of which approximately two-thirds is delivered in PSUs and one-third in SARs. In the aggregate, we granted 1.6 million PSUs and 2.9 million SARs to our executive officers and more than 1,000 employees participate in our equity incentive plans. The PSUs and SARs are each issued in a ratio of one-third Class A ordinary shares and two-thirds Class C ordinary shares. Upon exercise of a SAR, the Company issues an amount of shares representing the value over the base price adjusted for applicable tax withholding. Accordingly, the actual number of shares issued upon exercise of SARs will be less than the face amount granted. The PSUs are subject to performance and time-vesting over a service period, while the SARs are subject only to time-vesting. The target annual equity values for our 2019 NEOs are: Mr. Fries $25,000,000; Mr. Bracken $6,000,000; Mr. Hall $4,000,000 and Mr. Rodriguez $5,000,000. Two-thirds of that annual target equity value are represented by PSUs granted as follows: Mr. Fries 220,914 PSUs in Class A and 441,828 PSUs in Class C; Mr. Bracken 53,019 PSUs in Class A and 106,038 PSUs in Class C; Mr. Hall 35,346 PSUs in Class A and 70,692 PSUs in Class C and Mr. Rodriguez 44,182 PSUs in Class A and 88,364 PSUs in Class C. One-third of the annual target equity value is represented by SARs; for our 2019 NEOs these SAR amounts are disclosed in Form 4 filings previously made.

The performance period for the 2019 PSUs ends on December 31, 2020.  As the performance measure, the Committee selected growth in consolidated operating cash flow (operating income before depreciation and amortization, share-based compensation, provisions and provision releases related to significant litigation, and impairment, restructuring and other operating items), as adjusted for events such as acquisitions, dispositions and changes in foreign currency exchange rates and accounting principles or policies that affect comparability.  In choosing operating cash flow as the performance measure for the 2019 PSUs, the Committee’s goal has been to ensure that the management team is focused on maximizing performance against a key financial metric used by our Board and management in evaluating our operating performance.  The target compound annual growth rate in consolidated operating cash flow (“OCF CAGR”) selected by the Committee was based upon a comparison of our 2018 actual results to those reflected in our long-range plan for 2020. The target OCF CAGR is subject to upward or downward adjustment for certain events in accordance with the terms of the grant agreement.  A performance range of 50% to 125% of the target OCF CAGR would generally result in award recipients earning 50% to 150% of their target 2019 PSUs, subject to reduction or forfeiture based on individual performance. One-half of the earned 2019 PSUs will vest on April 1, 2021 and the balance on October 1, 2021.

The 2019 PSUs are subject to forfeiture or acceleration in connection with certain termination of employment or change-in-control events consistent with the terms of the PSUs granted in 2018.  The 2019 PSUs will convert to time-vested restricted share units following certain change-in-control events.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY GLOBAL PLC

By:	/s/ MICHELLE L. KEIST
Michelle L. Keist
Vice President

Date: April 5, 2019

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